Goodrich Petroleum Announces Year-End Reserves And Revised Preliminary 2015 Capital Expenditure Budget

HOUSTON, Jan. 30, 2015 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE: GDP) today announced year-end 2014 reserves and its revised preliminary 2015 capital expenditure budget.

RESERVES

Goodrich Petroleum Corporation (the "Company") reported proved reserves of 273.7 Bcfe as of December 31, 2014, with future net cash flow of $1.3 billion and present value of the future net cash flow before income taxes discounted at 10% ("PV-10") of $650.6 million. Proved oil reserves grew by approximately 13 million barrels of oil or 92% from December 31, 2013. Year-end reserves were comprised of 59.3% oil, 38.3% natural gas and 2.4% natural gas liquids, which does not include approximately 103.1 Bcfe of natural gas reserves due to the Securities and Exchange Commission's ("SEC") five year rule and 140.3 Bcfe of reserves (as of December 31, 2013) that were sold in December of 2014. SEC pricing for the year-end report was $94.99 per barrel of oil, $4.35 per MMBtu for natural gas and $44.84 per barrel of natural gas liquids. Proved reserves from the Tuscaloosa Marine Shale grew by 14.9 million barrels of oil equivalent (89.7 Bcfe) and $311 million of PV-10 compared to December 31, 2013, and now comprises 42.1% of the Company's reserves and 60.4% of the Company's PV-10.

2015 CAPITAL EXPENDITURE BUDGET

Based on current commodity prices, the Company revised its preliminary capital expenditure budget for 2015 to $90 – 110 million, comprised of $80 – 100 million of drilling and completion capital expenditures and approximately $10 million of leasehold and infrastructure expenditures. The Company will monitor capital expenditures on a quarterly basis and maintain flexibility to accelerate capital expenditures with improvement in oil prices and the monetization of certain assets. Oil directed capital is estimated to be approximately 91 – 93% of the total drilling and completion budget, with the entire oil-directed allocation to the Tuscaloosa Marine Shale, where the Company is seeing significant reductions in well costs.

Oil production volumes are expected to average approximately 4,800 – 5,200 barrels per day for 2015, which includes completion deferrals into the second half of 2015. Natural gas volumes are expected to average approximately 23,000 – 26,000 Mcf per day.

OTHER INFORMATION

In this press release, the Company refers to several non-GAAP financial measures, including drilling and completion capital expenditures and PV-10. Management believes drilling and completion capital expenditures are a useful measure of the Company's annual drilling expenditures. Drilling and completion capital expenditures should not be considered an alternative to costs incurred in oil and gas property acquisition, exploration, and development activities, as defined by GAAP. Management also believes that PV-10 is a helpful comparative indicator of proved reserves from company to company without regard to an individual company's tax position, as is taken into account in reducing PV-10 to the GAAP standardized measure of discounted future net cash flows ("SMOG"). Management believes that all of these non-GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

CONTACT: Robert C. Turnham, President Jan L. Schott, Chief Financial Officer, Daniel E. Jenkins, Director of Investor Relations, (713) 780-9494